                                                                   EXHIBIT 99.1

TCSI


                                                                        NEW
                                                                        RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE



                                             For additional information contact:
                                             Leigh Salvo - (510) 749-8653





              TCSI Corporation Announces Settlement of Shareholder
                              Class Action Lawsuit


ALAMEDA, California - May 6, 1999 - TCSI Corporation (Nasdaq: TCSI) announced today that it has reached a preliminary settlement of the shareholder class action lawsuits pending against the Company and certain of its officers and directors in the United States District Court for the Northern District of California and the Superior Court for the State of California in and for Alameda County. The settlement involves payment of an amount comprised of proceeds from the Company's Director and Officer insurance policies. Neither the Company nor the individuals involved is contributing to the settlement of the actions. The settlement will not have a material effect on TCSI's financial position or on its financial results of operations. The settlement is subject to court approval.


About TCSI Corporation
TCSI is a leading provider of integrated software products and services for the global telecom industry. A recognized innovator in component-based applications technology, TCSI products and services enable telecom service providers, equipment manufacturers, and systems integrators to rapidly meet the growing demand for automated management of a wide range of networks and services. The Company offers SolutionCore(R) - a telecom applications development and deployment platform, SolutionSuites(R) - sets of packaged, highly-configurable OSS applications, and SolutionServices(TM) - specialized OSS-related consulting services. TCSI serves its customers in offices throughout North America, Europe, and the Pacific Rim. TCSI is headquartered at 1080 Marina Village Parkway, Alameda, CA, 94501, +1 510-749-8500, fax: +1 510-749-8700, http://www.tcsi.com.


This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those projected. Such risks include, but are not limited to the following: the settlement may not be approved by the court; the settlement is preliminary, therefore, the terms of the settlement are subject to change. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent annual Report on Form 10-K and Quarterly Reports on Form 10-Q.